Exhibit 5.1

September 1, 2021

RegeneRx Biopharmaceuticals, Inc.

15245 Shady Grove Road

Suite 470

Rockville, MD 20850

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No 333-258873) (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), being filed by RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. We have been advised that the Registration Statement relates to the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 24,750,000 shares of common stock (the “Common Stock”), 9,900,000 of which were issued on June 30, 2021 (the “Shares) and 14,850,000 (the “Warrant Shares,”) issuable upon exercise of warrants issued in the connection with the purchase of the Shares to purchase shares of Common Stock (the “Warrants”).

In connection with rendering this opinion, we have reviewed the following, as presented, and represented as being such, to us by the Company: (i) the Company’s certificate of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Warrants; and (iv) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares, the Warrants and the Warrant Shares.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates, statements of public officials, and documents as we have deemed necessary as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to certain matters of fact relevant to the opinions expressed below, we have, without independent verification or further inquiry, relied upon certificates and statements of officers of the Company. The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion as of the date hereof that:

1.       The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.       The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Avisen Legal, P.A.

By: /s/ Kimberly A Lowe

  Its: Authorized Officer

901 Marquette Avenue ׀ Suite 1675 ׀Minneapolis, MN 55402

(P) 612-584-3400 ׀ (F) 612-437-4830 ׀ www.avisenlegal.com